EXHIBIT 10.7

Vorstandsanstellungsvertrag

Zwischen der Diebold Nixdorf Aktiengesellschaft, Heinz-Nixdorf-Ring 1, 33106 Paderborn, vertreten durch den Aufsichtsrat, dieser vertreten durch seinen Vorsitzenden, Herrn Dr. Alexander Dibelius,

Management Board Member’s Service Agreement
By and between Diebold Nixdorf Aktiengesellschaft, Heinz-Nixdorf-Ring 1, 33106 Paderborn, represented by its Supervisory Board, in turn represented by its Chairman, Dr. Alexander Dibelius,

- im Folgenden „Gesellschaft" genannt -	- hereinafter referred to as "Company" -
und Herrn Christopher A. Chapman, wohnhaft Sugarcreek, Ohio, Vereinigte Staaten von Amerika, - im Folgenden „Vorstandsmitglied“ genannt.	and Mr. Christopher A. Chapman, residing in Sugarcreek, Ohio, United States of America, - hereinafter referred to as “Management Board Member.”
Präambel	Preamble
Die Diebold Nixdorf, Incorporated, mit Sitz in North Canton, Ohio, USA („Diebold Nixdorf“, und gemeinsam mit den Tochtergesellschaften von Diebold Nixdorf die „Diebold Nixdorf-Gruppe“) ist der indirekte Mehrheitsanteilseigner der Gesellschaft. In der außerordentlichen Hauptversammlung der Gesellschaft am 26. September 2016 haben die Aktionäre dem Abschluss eines Beherrschungs- und Gewinnabführungsvertrags mit einer vollständig von Diebold Nixdorf kontrollierten Tochtergesellschaft als beherrschender und der Gesellschaft als beherrschter Gesellschaft zugestimmt, der am 14. Februar 2017 wirksam wurde.

Diebold Nixdorf, Incorporated, North Canton, Ohio, USA (“Diebold Nixdorf” and, together with its affiliates, the “Diebold Nixdorf Group”) is the indirect majority shareholder of the Company. On September 26, 2016 the extraordinary shareholders‘ meeting of the Company approved to enter into a domination and profit and loss transfer agreement with a wholly-owned subsidiary of Diebold Nixdorf as the controlling entity and the Company as the controlled entity that became effective as of February 14, 2017.

Um die Integration der Geschäfte der Gesellschaft und Diebold Nixdorf weiter zu stärken, ist das Vorstandsmitglied (Senior Vice President und Chief Financial Officer von Diebold Nixdorf) durch Beschluss des Aufsichtsrates der Gesellschaft vom 15. Februar 2017 für die Zeit vom 1. April 2017 bis zum 31. März 2020 zum ordentlichen Mitglied des Vorstands und zum Finanzvorstand der Gesellschaft bestellt worden. In diesem Zusammenhang schließen die Gesellschaft und das Vorstandsmitglied den folgenden Vorstandsanstellungsvertrag unter Berücksichtigung der zwischen Diebold Nixdorf und dem Vorstandsmitglied vereinbarten Anstellungskonditionen als Senior Vice President und Chief Financial Officer von Diebold Nixdorf.

In order to further strengthen the integration of the Company’s and Diebold Nixdorf’s businesses, the Supervisory Board (Aufsichtsrat) of the Company resolved to appoint the Management Board Member (Senior Vice President and Chief Financial Officer of Diebold Nixdorf) as a regular member of the Management Board (Vorstand) and as chief financial officer of the Company for a term beginning on April 1, 2017 and ending on March 31, 2020. In this context, the Company and the Management Board Member hereby enter into the following Management Board Member’s Service Agreement with consideration of the terms of employment agreed between Diebold Nixdorf and the Management Board Member under which the Management Board Member has been appointed as Senior Vice President and Chief Financial Officer of Diebold Nixdorf.

§ 1 Aufgabenbereich und Pflichten	§ 1 Responsibilities and Duties
Das Vorstandsmitglied ist gemeinsam mit den anderen Vorstandsmitgliedern zur Führung der Geschäfte der Gesellschaft und der dazugehörigen Tochtergesellschaften nach Maßgabe der gesetzlichen Bestimmungen, etwaiger Weisungen unter dem Beherrschungs- und Gewinnabführungsvertrag mit der Diebold Holding Germany Inc. & Co. KGaA, der Satzung, der vom Aufsichtsrat erlassenen Geschäftsordnung für den Vorstand und seiner Beschlüsse - soweit aktienrechtlich zulässig - in den jeweils geltenden Fassungen nach bestem Wissen und Können berechtigt und verpflichtet.

The Management Board Member shall have the right and duty to conduct the business of the Company and its subsidiaries according to his best knowledge and skill jointly with the other members of the Management Board in accordance with the statutory provisions, potential directions issued under domination and profit and loss transfer agreement between the Company and Diebold Holding Germany Inc. & Co. KGaA, the Articles of Association, the Rules of Procedure (Geschäftsordnung) of the Management Board adopted by the Supervisory Board, and its resolutions (to the extent permitted under stock corporation law) each as amended from time to time.

Die Abgrenzung der Gesamtverantwortung für die Gesellschaft und der speziellen Ressortverantwortung ergibt sich aus der Geschäftsordnung für den Vorstand und dem jeweils gültigen Organisationsplan des Unternehmens.

The division between the joint responsibility for the Company and the individual responsibility for a specific area follows from the Rules of Procedure of the Management Board and the organization plan of the Company applicable from time to time.

Das Vorstandsmitglied trägt über die ihm übertragene Aufgabe als Finanzvorstand die Mitverantwortung für die Belange des ganzen Unternehmens.	Further to its task as chief financial officer the Management Board Member shall have joint responsibility for the entire business operations of the Company.

Es besteht Einverständnis darüber, dass die Geschäftsordnung für den Vorstand und der Organisationsplan nach den Unternehmenserfordernissen geändert werden können, ohne dass davon die übrigen vertraglichen Regelungen berührt werden. Der Stellung des Vorstandsmitglieds ist dabei angemessen Rechnung zu tragen.

The parties agree that the Rules of Procedure of the Management Board and the organization plan may be amended if this is required for business reasons. Such amendments will not affect the other provisions of this Agreement and shall be made with due regard to the position of the Management Board Member.

Die Vorstandsmitglieder informieren sich regelmäßig über die jeweiligen Ressortangelegenheiten.	The members of the Management Board shall keep themselves informed regularly about any matters concerning their area of responsibility.
Das Vorstandsmitglied vertritt die Gesellschaft gemeinsam mit einem anderen Vorstandsmitglied oder einem Prokuristen der Gesellschaft.	The Management Board Member shall represent the Company jointly with another member of the Management Board or a holder of a general commercial power of attorney (Prokurist).
Das Vorstandsmitglied kann, nach Aufforderung durch die Gesellschaft, bei Unternehmen, an denen die Gesellschaft unmittelbar oder mittelbar beteiligt ist, neben den bereits ausgeübten Ämtern weitere Ämter als Geschäftsführer, Mitglied des Aufsichtsrates oder ähnliche Funktionen sowie Funktionen in Vereinigungen, denen die Gesellschaft angehört, übernehmen.

The Management Board Member may, at the request of the Company, assume, in addition to the offices already held by him, further offices as managing director, supervisory board member or similar functions in companies in which the Company holds a direct or indirect interest, as well as functions in associations in which the Company is a member.

Bei seinem Ausscheiden aus dem Vorstandsamt hat das Vorstandsmitglied die ausschließlich aufgrund seiner Stellung in der Gesellschaft übernommenen Geschäftsführerämter, Aufsichtsratsmandate oder ähnliche Funktionen sowie Funktionen in Vereinigungen zur Verfügung zu stellen. Auf Wunsch der Gesellschaft hat er sich dafür einzusetzen, dass eine andere von der Gesellschaft genannte Person an seine Stelle tritt. Das Vorstandsmitglied ist jederzeit zur Niederlegung eines ausschließlich aufgrund seiner Stellung in der Gesellschaft übernommenen Geschäftsführeramtes, Aufsichtsratsmandates oder ähnlicher Funktionen sowie Ehrenämter verpflichtet, wenn er durch die Gesellschaft hierzu aufgefordert wird. Jeweils vor der Übernahme eines Amtes oder Mandates wird festgestellt, ob es sich bei dem Amt oder Mandat um eine ausschließlich aufgrund der Stellung in der Gesellschaft übernommene Tätigkeit handelt.

When ceasing to hold office as Management Board member, the Management Board Member shall resign from any offices as managing director, supervisory board member or similar functions as well as from any functions in associations that he has assumed exclusively as a result of his position in the Company. At the request of the Company, he shall procure that he is replaced by another person specified by the Company. The Management Board Member shall, at the request of the Company, resign at any time from any offices as managing director, supervisory board member or similar functions and from an honorary offices that he has assumed exclusively as a result of his position in the Company. Before the assumption of any office, it shall be determined whether such office is a function assumed exclusively as a result of the position in the Company.

§ 2 Tätigkeitsumfang und Nebenbeschäftigung	§ 2 Scope of Work and Secondary Employment

Das Vorstandsmitglied hat seine ganze Arbeitskraft ausschließlich der Gesellschaft und den mit ihr verbundenen Unternehmen zu widmen und deren Interessen und Belange unter Beachtung größter Sorgfalt jederzeit zu wahren und zu fördern. Das Vorstandsmitglied ist insbesondere jederzeit berechtigt, für die Diebold Nixdorf sowie mit der Diebold Nixdorf verbundenen Unternehmen tätig zu werden. Die Übernahme von Mandaten bei mit der Diebold Nixdorf verbundenen Unternehmen die nicht zugleich abhängige Unternehmen der Gesellschaft sind, wird das Vorstandsmitglied dem Vorsitzenden des Aufsichtsrates regelmäßig auf Verlangen der Gesellschaft anzeigen. Im Übrigen gilt - soweit rechtlich zwingend - die Regelung des § 88 AktG.

The Management Board Member shall dedicate his full work capacity exclusively to the Company and its affiliates and shall at any time preserve and promote these interests and concerns with greatest care. In particular the Management Board Member is authorized at any time to provide services also to Diebold Nixdorf and to affiliated companies of Diebold Nixdorf. The Management Board Member will inform the chairman of the Supervisory Board (regularly upon request of the Company) if he accepts mandates in affiliated companies of Diebold Nixdorf, which are not controlled by the Company. Without prejudice to the foregoing, the rules set forth in section 88 of the German Stock Corporation Act apply to the extent legally mandatory.

Bei Veröffentlichungen und Vorträgen in seiner Funktion als Mitglied des Vorstands der Gesellschaft wird das Vorstandsmitglied stets die Interessen der Gesellschaft wahren.	In publications and presentations made in his capacity as a member of the Management Board of the Company, the Management Board Member shall always protect the interests of the Company.
§ 3 Geheimhaltung, Herausgabe und Erfindungen	§ 3 Confidentiality, Return of Material and Inventions
Bezüglich der Verschwiegenheitspflicht und dem Umgang mit Unterlagen und anderen Gegenständen der Gesellschaft gelten die Vorgaben des deutschen Aktienrechts sowie des zwischen der Gesellschaft und der Diebold Holding Germany Inc. & Co. KGaA geschlossenen Beherrschungs- und Gewinnabführungsvertrages (inklusive etwaig darunter erlassenen Weisungen). Im Rahmen des rechtlich Zulässigen darf das Vorstandsmitglied Informationen, die ihm durch seine Vorstandstätigkeit bekannt geworden sind, auch im Rahmen seiner Tätigkeit für die Diebold Nixdorf und/oder für mit der Diebold Nixdorf verbundene Unternehmen verwenden und weitergeben.

In relation to obligations to confidentiality and with respect to the treatment of materials and other assets of the Company the provisions of German stock corporation law and the domination and profit and loss transfer agreement entered into by and between the Company and Diebold Holding Germany Inc. & Co. KGaA (including directions issued thereunder) shall apply. To the extent legally permissible the Management Board Member may use and disclose information which he received or gained knowledge of in serving as a Management Board Member also in connection with its services rendered for Diebold Nixdorf and/or associated undertakings of Diebold Nixdorf.

§ 4 Vergütung, Arbeitsunfähigkeit und Tod	§ 4 Remuneration, Incapacity for Work and Death
Das Vorstandsmitglied erhält für seine Tätigkeit als Vorstand der Gesellschaft keine Vergütung oder sonstige Leistungen (inklusive Leistungen im Fall der Arbeitsunfähigkeit oder des Todes, Versicherungsleistungen, etc). Mit der von Diebold Nixdorf gewährten Vergütung ist die gesamte Tätigkeit des Vorstandsmitglieds für die Gesellschaft abgegolten. Insbesondere besteht kein Anspruch auf Vergütung von Mehrarbeit.

The Management Board Member will receive no remuneration or other consideration (including benefits in case of incapacity of work or death, etc) for his services as member of the Management Board of the Company. The remuneration granted by Diebold Nixdorf shall be deemed to cover the entire work performed by the Management Board Member for the Company. In particular, the Management Board Member is not entitled to any remuneration for overtime work

§ 5 Urlaub	§ 5 Vacation

Mit den im Rahmen des Anstellungsverhältnisses mit Diebold Nixdorf vereinbarten Urlaubsansprüchen sind Urlaubsansprüche des Vorstandsmitglieds gegenüber der Gesellschaft vollständig abgegolten. Ein darüberhinausgehender Urlaubsanspruch gegenüber der Gesellschaft besteht nicht.

The entitlement to vacation agreed in the service agreement with Diebold Nixdorf shall be deemed to cover any entitlement to vacation of the Management Board Member vis-à-vis the Company. There is no additional entitlement to vacation vis-à-vis the Company.

Ein von Diebold Nixdorf gewährter Urlaub gilt auch im Verhältnis zu der Gesellschaft. Die Urlaubszeit ist im Einvernehmen mit den übrigen Vorstandsmitgliedern der Gesellschaft abzustimmen.	Any vacation granted by Diebold Nixdorf shall also apply in relation to the Company. The timing of the vacation shall be agreed with the other members of the Management Board
Im Rahmen der unternehmerischen Verantwortung kann das Vorstandsmitglied unabhängig von einer formellen Beantragung und Genehmigung frei über den jährlichen Urlaub verfügen. Eine Abwesenheitserfassung ist insoweit nicht erforderlich und beschränkt sich auf ganztägige Abwesenheiten wegen Krankheit.

Within the scope of his entrepreneurial responsibility, the Management Board Member may take vacation time at its absolute discretion, regardless of any formal application and approval. No absence for vacation needs to be recorded, and only full-day absences for sickness shall be recorded.

§ 6 Verhalten bei Interessenkonflikten	§ 6 Dealing with Conflicts of Interest
Der Gesellschaft ist bewusst, dass das Vorstandsmitglied zugleich Senior Vice President und Chief Financial Officer von Diebold Nixdorf ist, und stimmt ausdrücklich seinem Mandat sowohl als Mitglied des Vorstands der Gesellschaft als auch als Senior Vice President und Chief Financial Officer von Diebold Nixdorf zu. Der Gesellschaft ist weiterhin bewusst, dass ein solches Doppelmandat Interessenkonflikte oder den Anschein von Interessenkonflikten hervorrufen kann. Um Interessenkonflikten vorzubeugen, die sich aus diesem Doppelmandat ergeben können, wird das Vorstandsmitglied sich ausschließlich an den Interessen der Gesellschaft orientieren, für die er bei der entsprechenden Handlung oder Entscheidung tätig wird.

The Company acknowledges that the Management Board Member will serve at the same time as Senior Vice President and Chief Financial Officer of Diebold Nixdorf and explicitly consents to his dual roles as member of the Company’s management board (Vorstand) and as Senior Vice President and Chief Financial Officer of Diebold Nixdorf. The Company further acknowledges that such dual roles may create conflicts of interest or the appearance thereof. In order to prevent any conflicts of interests which may arise from such dual role, the Management Board Member shall exclusively serve the interests of that company on behalf of which he will take the relevant action or decision.

In Bezug auf (i) Streitigkeiten, die aus oder im Zusammenhang mit der Zusammenschlussvereinbarung der Gesellschaft und Diebold Nixdorf vom 23. November 2015 entstehen, (ii) Streitigkeiten und Maßnahmen im Zusammenhang mit dem Beherrschungs- und Gewinnabführungsvertrag mit der Diebold Holding Germany Inc. & Co. KGaA sowie (iii) durch die Diebold Nixdorf oder ihre verbundenen Unternehmen veranlasste Maßnahmen mit ggf. nachteiligem Charakter erkennt die Gesellschaft an, dass das Vorstandsmitglied keine Handlung in seiner Funktion als Mitglied des Vorstands der Gesellschaft wahrnehmen wird, sondern ausschließlich in seiner Funktion als Senior Vice President und Chief Financial Officer von Diebold Nixdorf im besten Interesse von Diebold Nixdorf handeln wird.

In relation to (i) disputes deriving from, or relating to, the Business Combination Agreement entered into between the Company and Diebold Nixdorf on 23 November 2015, (ii) disputes and measures in connection with the domination and profit and loss transfer agreement with Diebold Holding Germany Inc. & Co. KGaA, as well as (iii) potentially detrimental measures induced by Diebold Nixdorf or associated undertakings the Company acknowledges and agrees that the Management Board Member shall not take any action in his capacity as Management Board member but shall solely act in his capacity as Senior Vice President and Chief Financial Officer of Diebold Nixdorf and in the best interest of Diebold Nixdorf.

Unbeschadet des Vorstehenden wird im Fall eines sonstigen tatsächlichen oder vermeintlichen Interessenkonflikts zwischen der Gesellschaft und dem Vorstandsmitglied, ob persönlich oder in seiner jeweiligen Funktion als Mitglied des Vorstands oder als Senior Vice President und Chief Financial Officer von Diebold Nixdorf, wird das Vorstandsmitglied, soweit nach anwendbarem Recht zulässig, (i) derartige tatsächliche oder vermeintliche Interessenkonflikte dem Vorsitzenden des Aufsichtsrates der Gesellschaft und dem Vorsitzenden des Verwaltungsrates von Diebold Nixdorf mitteilen und (ii) diesen alle Informationen zu dem tatsächlichen oder vermeintlichen Interessenkonflikt zur Verfügung stellen. Die jeweiligen Vorsitzenden und das Vorstandsmitglied werden nach Treu und Glauben zusammenarbeiten, um jeden (möglichen) Interessenkonflikt aufzulösen und eine Lösung zu finden, die es dem Vorstandsmitglied ermöglicht, seine Sorgfalts- und Treuepflichten gegenüber Diebold Nixdorf und der Gesellschaft zu erfüllen. Eine derartige Lösung kann eine Stimmenthaltung des Vorstandsmitglieds bei einer Abstimmung über entsprechende Tagesordnungspunkte bei der Gesellschaft oder jede andere, von den Vorsitzenden und dem Vorstandsmitglied als geeignet angesehene Lösung sein.

Without prejudice to the foregoing, in the event of any other actual or perceived conflict of interest between the Company and the Management Board Member both in his individual capacity as well as in his role as Management Board member or as Senior Vice President and Chief Financial Officer of Diebold Nixdorf, the Management Board Member shall, to the extent permitted by applicable laws, (i) report any such actual or perceived conflict of interest to the Chairman of the Supervisory Board of the Company and to the chairman of Diebold Nixdorf’s board of directors, and (ii) provide them with all information related to such actual or perceived conflict of interest. Together, the respective Chairmen and the Management Board Member shall cooperate in good faith to mitigate any (potential) conflicts of interest and to find a solution which will allow the Management Board Member to fulfill his duties of care and of loyalty in respect of each of Diebold Nixdorf and the Company. Such solution may include a recusal by the Management Board member from voting on respective agenda items of the Company, or other solutions as may be deemed appropriate by the Chairmen and the Management Board Member.

§ 7 Dauer und Beendigung des Dienstverhältnisses	§ 7 Term and Termination of this Service Agreement
Dieser befristete Vorstandsanstellungsvertrag läuft ab dem Zeitpunkt der Bestellung zum Vorstand der Gesellschaft für 3 Jahre. Er endet mit Ablauf des Dreijahreszeitraums, ohne dass es einer Kündigung bedarf.

This fixed-term Management Board Member’s Service Agreement commences as from the time of appointment as member of the Management Board of the Company and shall continue in force for three years. It shall end upon expiry of the three-year period without any notice of termination being required.

Der Vorstandsanstellungsvertrag kann in beiderseitigem Einverständnis im Rahmen der gesetzlich zulässigen Zeitdauer verlängert werden. Hierzu bedarf es eines Aufsichtsratsbeschlusses über die Verlängerung der Bestellung zum Vorstandsmitglied. Soweit im Fall der Verlängerung nicht ausdrücklich etwas anderes vereinbart wird, gelten die zuletzt schriftlich niedergelegten Vertragsinhalte

The term of the Management Board Member’s Service Agreement may be extended by mutual agreement between the parties up to the maximum term permitted by law. Such extension requires a resolution of the Supervisory Board on the extension of the appointment as Management Board member. In case of an extension, unless expressly agreed otherwise, the terms of this Service Agreement most recently agreed in writing shall apply.

In jedem Fall der vorzeitigen Beendigung der Bestellung des Vorstandsmitglieds zum Mitglied des Vorstands - sei es insbesondere einvernehmlich, durch Widerruf oder durch Amtsniederlegung - ist die Gesellschaft - unbeschadet des Rechts zur außerordentlichen Kündigung dieses Vorstandsanstellungsvertrags aus wichtigem Grund - berechtigt, den Vorstandsanstellungsvertag durch ordentliche Kündigung unter Beachtung der in § 622 BGB bestimmten Fristen vorzeitig zu beenden und das Vorstandsmitglied für eine etwaige Restlaufzeit von der Pflicht zur Arbeitsleistung freizustellen.

In each case of early termination of the appointment of the Management Board member as member of the Management Board - including but not limited to by mutual consent, revocation or resignation from office the Company may - without prejudice to its right to terminate this Management Board Member’s Service Agreement for good cause - terminate this Management Board Member’s Service Agreement without cause by giving notice in accordance with the notice periods pursuant to Section 622 of the German Civil Code (BGB) and may release the Management Board Member from its duty to perform services for any potential remainder of the term.

In jedem Fall der Beendigung des Anstellungsverhältnisses des Vorstandsmitglieds mit Diebold Nixdorf - sei es insbesondere einvernehmlich, durch Widerruf oder durch Amtsniederlegung - ist die Gesellschaft berechtigt, den Vorstandsanstellungsvertrag durch ordentliche Kündigung unter Beachtung der in § 622 BGB bestimmten Fristen vorzeitig zu beenden.

In each case of termination of the service agreement of the Management Board Member with Diebold Nixdorf - including but not limited to by mutual consent, revocation or resignation from office - the Company may terminate this Management Board Member’s Service Agreement without cause by giving notice in accordance with the notice periods pursuant to Section 622 of the German Civil Code (BGB).

Eine Abfindung bei Beendigung des Dienstverhältnisses wird nicht gewährt.	In case of termination of this Service Agreement, no severance payment shall be made.
Die Beendigung des Dienstverhältnisses oder Freistellung hat keine Auswirkungen auf die nach diesem Vertrag fortbestehenden Verpflichtungen des Vorstandsmitglieds.	Any termination of this Service Agreement or any suspension shall not affect those duties of the Management Board Member which continue to apply.
Dieser Vorstandsanstellungsvertrag endet spätestens zum Ende des Monats, in dem das Vorstandsmitglied das 68. Lebensjahr vollendet	This Management Board Member’s Service Agreement shall end at the latest at the end of the month in which the Management Board Member attains the age of 68.
§ 8 Auslagen, Steuern und Versicherung	§ 8 Expenses, Tax and Insurance
Reisekosten und sonstige Auslagen, die aus der Tätigkeit für die Gesellschaft entstehen, werden dem Vorstandsmitglied im Rahmen der steuerlich zulässigen Höchstbeträge vergütet. Im Einzelfall werden höhere Beträge gegen Nachweis erstattet. Die Reisekostenrichtlinie für Leitende Angestellte der Wincor Nixdorf International GmbH - welche ebenfalls in der Gesellschaft Anwendung findet - gilt auch für das Vorstandsmitglied.

Any travel and other expenses incurred by the Management Board Member in connection with the performance of his duties for the Company shall be reimbursed to him by the Company up to the maximum amounts permitted for tax purposes. In individual cases, higher amounts may be reimbursed upon presentation of receipts. The business travel expenses policy for executives of Wincor Nixdorf International GmbH - which also applies within the Company - also applies to the Management Board Member.

Soweit aufgrund der Tätigkeit für die Gesellschaft die auf die nach den Anstellungskonditionen mit der Diebold Nixdorf vereinbarte Gesamtvergütung für die Tätigkeit des Vorstandsmitglieds für Gesellschaften der Diebold Nixdorf Gruppe anfallenden Ertragsteuern das Maß überschreiten, welches im Falle einer ausschließlichen Besteuerung des Einkommens in den Vereinigten Staaten von Amerika als Einkommen eines Executive Officers anfallen würde, verpflichtet sich die Gesellschaft das Vorstandsmitglied von einer solchen steuerlichen Mehrbelastung freizustellen (inklusive angemessener Kosten für die Beratung in Angelegenheiten des deutschen Rechts und des deutschen Steuerrechts). Die Gesellschaft wird darüber hinaus angemessene Kosten im Zusammenhang mit der Erstellung von Steuererklärungen in Deutschland übernehmen. Etwaig auf Zahlungen der Gesellschaft nach diesem § 8 Abs. (2) anfallende Steuern (z.B. Lohnsteuer) trägt die Gesellschaft.

To the extent due to the Member of the Management Board rendering services for the Company tax applicable to the Management Board Member’s overall remuneration for services rendered for entities of Diebold Nixdorf Group under, or based on, his terms of employment with Diebold Nixdorf (including, for the avoidance of doubt, this Management Board Member’s Service Agreement) exceeds the amount of tax that would be applicable to such overall remuneration if it were to be taxable solely in the United States of America as income of an executive officer in the United States of America, the Company agrees to indemnify the Management Board Member from and against any such exceeding tax liabilities on an after tax basis (including reasonable costs for advice on German law and German tax). Furthermore the Company will bear reasonable costs in connection with the preparation of tax returns in Germany. Tax applicable to payments pursuant to this section 8 para (2) (e.g. wage taxes) will be borne by the Company.

Die Gesellschaft wird für das Vorstandsmitglied eine eigenständige lokale Directors and Officers-Versicherung der Gesellschaft zur Absicherung gegen Risiken aus der persönlichen Haftung des Vorstandsmitglieds mit einem Selbstbehalt von 10% des Schadens bis zur Höhe des Eineinhalbfachen der dem Vorstandsmitglied für seine konzernweiten Tätigkeiten zugesagten festen jährlichen Vergütung abschließen und für die Dauer der Vorstandstätigkeit unterhalten; die Gesellschaft verpflichtet sich, den Schutz der vorstehend genannten oder einer dem Umfang und der Höhe nach gleichwertigen eigenständigen und lokalen D&O-Versicherung der Gesellschaft, vor der die gesamte Tätigkeit des Vorstandsmitglieds für die Gesellschaft umfasst ist, für einen Zeitraum von mindestens zehn Jahren nach der Beendigung der Mitgliedschaft im Vorstand der Gesellschaft aufrechtzuerhalten.

The Company will implement for the benefit of the Management Board Member a local and independent directors and officers liability insurance of the Company to cover risks arising from the personal liability of the Management Board Member with a deductible of 10% of the damage up to one and a half times the fixed annual remuneration of the Management Board member for its group wide services and will maintain such insurances during the term of the mandate; the Company shall ensure that insurance coverage under the aforementioned D&O policy (or another independent and local policy of the Company equivalent in scope and coverage) covering the entire services rendered by the Management Board Member for the Company shall be maintained for a period of not less than ten years following any termination of the membership in the Management Board.

§ 9 Schlussbestimmungen	§ 9 Final provisions
Änderungen, Ergänzungen und die Aufhebung dieses Vertrages bedürfen der Schriftform in deutscher Sprache; auf die Schriftform kann nur schriftlich verzichtet werden.	Any amendments and additions to this Agreement and a rescission of this Agreement shall be made in German language in writing; this written form requirement may only be waived in writing.
Sofern im Rahmen der Beschäftigungsbedingungen für Mitarbeiter des Leistungskreises Vergünstigungen zuerkannt sind oder werden, die in diesem Vertrag nicht ausdrücklich geregelt sind, gelten diese Vergünstigungen während ihrer zeitlichen Geltung im Leistungskreis entsprechend auch für das Vorstandsmitglied als vereinbart.

To the extent that any benefits not expressly agreed in this Agreement have been granted or will be granted to employees belonging to the service group (Leistungskreis) under their terms of employment, such benefits shall be deemed to apply mutatis mutandis to the Management Board Member for the period during which they apply in the service group.

Sollten einzelne Bestimmungen des Vertrages ganz oder teilweise ungültig oder undurchführbar sein oder ihre Rechtsgültigkeit später verlieren, bleibt der Vertrag im Übrigen gültig. Anstelle der unwirksamen oder undurchführbaren Bestimmung soll, soweit rechtlich zulässig, eine andere angemessene Regelung gelten, die wirtschaftlich dem am nächsten kommt, was die Vertragspartner gewollt haben oder gewollt haben würden, wenn sie die Unwirksamkeit oder Undurchführbarkeit der Regelung bedacht hätten.

Should any provisions of this Agreement be invalid or unenforceable in whole or in part or become invalid, this shall not affect the other provisions of this Agreement. The invalid or unenforceable provision shall be replaced, to the extent permitted by law, by an appropriate provision that comes closest to the economic result that the parties intended or would have intended had they been aware of the invalidity or unenforceability of the provision.

Als ausschließlicher Gerichtsstand für alle Streitigkeiten aus diesem Vertrag wird, soweit gesetzlich zulässig, der Sitz der Gesellschaft vereinbart. Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.

The exclusive place of jurisdiction for all disputes arising out of this Agreement shall be, to the extent permitted by law, the location of the Company’s registered office. This Agreement shall be governed by the laws of the Federal Republic of Germany.

Nur die deutsche Fassung dieses Vertrages ist maßgeblich und verbindlich.	Only the German Version of this agreement shall be authorative and binding.

Paderborn, den ______________ 2017
(Ort / Place), (Datum / Date)

_________________________________
Vorsitzender des Aufsichtsrates
Diebold Nixdorf Aktiengesellschaft (Chairman of the Supervisory Board of Wincor Nixdorf Aktiengesellschaft)
__________, den ______________ 2017 (Ort / Place), (Datum / Date) _________________________________ Christopher A. Chapman